Exhibit 99.1

Contact:	Marc Grossman	Atish Shah
	Sr. VP – Corporate Affairs	VP – Investor Relations
	Hilton Hotels Corporation	Hilton Hotels Corporation
	(310) 205-4030 phone	(310) 205-8664 phone
	marc_grossman@hilton.com	atish_shah@hilton.com

HILTON REPORTS STRONG FOURTH QUARTER, FISCAL 2005 RESULTS

Beverly Hills, Calif., January 31, 2006 – Hilton Hotels Corporation (NYSE:HLT) today reported financial results for the fourth quarter and fiscal year ended December 31, 2005.  Fourth quarter highlights:

•                                          Reported diluted EPS of $.26 versus $.16 in 2004 period, an increase of 63 percent; recurring EPS $.22 versus $.17 in 2004 period, an increase of 29 percent.

•                                          Comparable owned hotel RevPAR up 13.5 percent; double-digit RevPAR growth in virtually all major markets; comparable owned hotel margins increase 230 basis points from Q4 2004 to 31.4 percent (New Orleans excluded from comparable numbers.)

•                                          Fees up 19 percent from RevPAR gains, new units.

•                                          Timeshare revenues up 24 percent; profitability declines 14 percent due to comparatively higher costs.

•                                          All-cash acquisition of the lodging assets of Hilton Group plc expected to be completed in the first quarter 2006.

- more -

Hilton reported fourth quarter 2005 net income of $105 million compared with $65 million in the 2004 quarter.  Diluted net income per share was $.26 in the 2005 fourth quarter, versus $.16 in the 2004 period.  Two non-recurring items in the 2005 quarter impacted earnings per share by $.04: 1) a net gain of $.06 per share from asset dispositions, and 2) a $.02 per share hedging loss.  EPS in the 2004 fourth quarter was impacted by $.01 as a result of an impairment charge on a Red Lion hotel and the sale of two Doubletree properties.

The company reported fourth quarter 2005 total operating income of $193 million (a 15 percent increase from $168 million in the 2004 period,) on total revenue of $1.083 billion (a 3 percent increase from $1.054 billion in the 2004 quarter.)  Total company earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) were $273 million, an increase of 2 percent from $267 million in the 2004 quarter.

For full-year 2005, Hilton reported net income of $460 million versus $238 million in 2004; diluted net income per share was $1.13 compared with $.60 in 2004.  Non-recurring items benefited the 2005 full year by $.28 per share, and benefited the 2004 year by $.02 per share.  Total company operating income was $805 million in 2005 (a 22 percent increase from $658 million in 2004,) on revenue of $4.437 billion (up 7 percent from $4.146 billion in 2004.)  Total company Adjusted EBITDA was $1.140 billion, a 12 percent increase from $1.021 billion in 2004.

Fourth quarter and full-year 2005 revenue, operating income and Adjusted EBITDA were impacted by asset sales completed during the year.

Owned Hotel Results

Increases in room nights and average daily rate (ADR) across all business segments – particularly in the business transient category – resulted in double-digit revenue-per-available-room (RevPAR) gains in the fourth quarter at the company’s owned hotels in New York City, Honolulu, Boston, Washington, D.C., Chicago and the San Francisco/San Jose area.

Across all brands, revenue from the company’s owned hotels (majority owned and controlled hotels) was $490 million, a 10 percent decrease from $542 million in the 2004 period.  Total revenue from comparable owned hotels (excluding New Orleans and the impact of 22 property sales dating back to October 1, 2004) was up 10 percent.  RevPAR from comparable owned hotels increased a strong 13.5 percent.  Comparable owned hotel occupancy increased 2.5 points to 74.2 percent, while ADR increased 9.7 percent to $195.53.  Approximately 75 percent of the quarterly RevPAR increase at the comparable owned hotels was attributable to the ADR gains.

Total owned hotel expenses were down 11 percent in the quarter to $342 million.  Expenses at the comparable owned hotels increased 6 percent, due primarily to an increase in occupied rooms.  Cost-per-occupied-room (CPOR) increased 2.9 percent in the quarter.

Comparable owned hotel margins in the fourth quarter increased 230 basis points to 31.4 percent.

For full-year 2005, revenue from the company’s owned hotels (majority owned and controlled hotels) was $2.049 billion, compared with $2.062 billion in 2004.  Total revenue from comparable owned hotels (excluding New Orleans and the impact of 25 property sales dating back to January 1, 2004) was up 10 percent from 2004.  RevPAR from comparable owned hotels (also excluding New Orleans and the aforementioned property sales) increased 11.9 percent for full-year 2005 when compared with full-year 2004; occupancy increased 2.2 points to 77.3 percent, and ADR showed an 8.7 percent increase to $178.35.  Total owned hotel expenses in 2005 were down 3 percent to $1.459 billion; expenses at the comparable owned hotels increased 7 percent in 2005.  Comparable owned hotel margins increased 180 basis points in 2005 to 28.8 percent.

The company’s two owned hotels in New Orleans – the Hilton New Orleans Riverside and the Hilton New Orleans Airport – are excluded from the comparable numbers due to interruptions in operations caused by Hurricane Katrina.  Both hotels are currently fully operational.

System-wide RevPAR; Management/Franchise Fees

Each of the company’s brands reported significant system-wide RevPAR increases, with particularly strong gains in ADR.  On a system-wide basis (including managed and franchised properties,) the company’s brands showed fourth quarter RevPAR gains as follows: Hilton, 12.5 percent; Doubletree, 10.7 percent; Hampton Inn, 9.8 percent; Embassy Suites, 9.4 percent; Hilton Garden Inn, 8.0 percent, Homewood Suites by Hilton, 7.5 percent.

Management and franchise fees increased 19 percent in the fourth quarter to $114 million, benefiting from both RevPAR gains and the addition of new units.

For full-year 2005, system-wide RevPAR at Hilton’s brands improved as follows:  Hilton, 11.8 percent; Hampton Inn, 11.1 percent; Doubletree, 10.4 percent; Embassy Suites, 9.3 percent; Hilton Garden Inn, 9.3 percent, Homewood Suites by Hilton, 7.2 percent.

Management and franchise fees in 2005 increased 18 percent from 2004 to a record $452 million.

Brand Development/Unit Growth

In the fourth quarter, the company added 48 properties and 6,970 rooms to its system as follows: Hampton Inn, 19 hotels and 1,690 rooms; Hilton Garden Inn, 14 hotels and 1,913 rooms; Doubletree, 6 hotels and 1,686 rooms; Homewood Suites by Hilton, 3 hotels and 302 rooms; Embassy Suites, 2 hotels and 538 rooms; Hilton, 1 hotel and 289 rooms; Conrad, 1 hotel and 311 rooms; Hilton Grand Vacations, 1 property and 22 units, and other non-branded, 1 hotel and 219 rooms.  Seventeen hotels and 2,412 rooms were removed from the system during the quarter.

During the fourth quarter, the Hilton brand added a new full-service hotel in British Columbia, Canada (the Whistler Ski Resort and Spa), and in early 2006 added new hotels in Dallas (the Anatole Hotel) and in San Francisco’s Financial District.  Doubletree added hotels in the fourth quarter in Milwaukee, Atlanta, St. Louis, Rochester, Cleveland, Newark and Houston, and in early 2006 in Tampa, Detroit, Pittsburgh and Bloomington (Ill.)  Also in the fourth quarter, Conrad Hotels added a new luxury property in Chicago.

In early 2006, the company introduced a new brand line, the Waldorf=Astoria Collection.  This new, elite brand designation debuts with New York’s legendary Waldorf=Astoria, along with three world-class luxury resorts newly managed by Hilton: the Grand Wailea Resort Hotel & Spa on the island of Maui in Hawaii; the Arizona Biltmore Resort & Spa in Phoenix, and La Quinta Resort & Club in La Quinta, California.

For full-year 2005, the company added 175 properties and 24,631 rooms to its system.  Forty-six properties and 8,370 rooms were removed from the system during 2005.

At December 31, 2005, the Hilton system consisted of 2,388 hotels and 374,669 rooms.  The company’s current development pipeline is its biggest yet, with approximately 600 hotels and 78,000 rooms at December 31, 2005, not including potential international development.

Hilton Grand Vacations

Hilton Grand Vacations Company (HGVC), the company’s vacation ownership business, reported a 14 percent decline in profitability in the fourth quarter owing primarily to higher costs.  Results in the 2005 period reflect a comparatively higher cost of product, partially due to a change in the sales mix, and an increase in corporate overhead.  Unit sales declined 6 percent in the quarter, and average unit sales price increased 7 percent, driven by Las Vegas, Orlando and Waikoloa.  HGVC had fourth quarter revenue of $130 million, a 24 percent increase from $105 million in the 2004 quarter.  Expenses were $111 million in the fourth quarter, compared with $83 million in the 2004 period.

For full-year 2005, HGVC revenue was $554 million, compared with $421 million in 2004; expenses were $420 million versus $316 million in 2004.

Asset Dispositions

During the fourth quarter, the company sold six hotels – the Hilton Dallas-Ft. Worth, Hilton Anchorage, Hilton Portland, Hilton San Diego Resort, Hilton Boston Back Bay and Hilton Southfield (Michigan) – for a total of approximately $420 million.  Hilton is retaining management or franchise agreements on all six properties.  In 2005, the company sold 20 owned hotels for more than $1 billion, retaining management or franchise contracts on all but one property.

Acquisition of Hilton International

On December 29, 2005, the company announced an agreement to acquire the lodging assets of Hilton Group plc (known collectively as Hilton International) for approximately £3.3 billion.  The company will finance the transaction with existing cash on hand at the time of the closing, and with borrowings under a new bank facility that is being arranged through a large consortium of banks.

The transaction received approval from Hilton Group shareholders January 27, and is on schedule to be completed in the first quarter 2006.  Completion of the transaction remains subject to a number of conditions, including receipt of certain competition and governmental clearances.

Corporate Finance

At December 31, 2005, Hilton had total debt of $3.6 billion (net of $100 million of debt resulting from the consolidation of a managed hotel, which is non-recourse to Hilton.)  Approximately 13 percent of the company’s debt is floating rate debt.  Total cash and equivalents (including restricted cash) were approximately $1.3 billion at December 31, 2005.

The company’s average basic and diluted share counts for the fourth quarter were 382 million and 415 million, respectively.  For full-year 2005, the company’s average basic and diluted share counts were 383 million and 417 million, respectively.

Hilton’s debt currently has an average life of 7.9 years, at an average cost of approximately 7.1 percent.

The company’s effective tax rate in the fourth quarter 2005 was 35 percent.  The effective tax rate benefited from tax credits associated with the company’s synthetic fuel investment.

Total hotel capital expenditures in the fourth quarter were $101 million, with an additional $54 million expended for timeshare development.  For full-year 2005, total capital expenditures were $602 million, including $179 million expended for timeshare development and $180 million related to land acquisition on Hawaii’s Big Island.

Updated 2006 Outlook

The company provided the following estimates for full-year 2006, noting that the estimates are for Hilton Hotels Corporation as a stand-alone company and do not include any impact from the pending Hilton International transaction.  More detailed guidance will be provided in the company’s first quarter 2006 earnings report if, as expected, the Hilton International acquisition is completed in the first quarter.

Comparable U.S. owned hotel RevPAR	Increase of 8 – 10%
Comparable U.S. owned hotel margin growth	100 – 200 basis points
North America management/franchise fee growth	Approximately 15%
Timeshare profitability growth	Approximately 10%

Total domestic capital spending in 2006 is expected to be approximately $495 million, broken out as follows: approximately $125 million for routine improvements, $195 million for timeshare projects, and $175 million in hotel renovation, ROI or special projects.

The company anticipates adding approximately 200 hotels and 28,000 rooms to its system in 2006, not including potential international development.

“While 2005 will be remembered for our historic agreement to acquire Hilton International, we are also very pleased that in the fourth quarter and full-year 2005 we achieved exceptional financial results, experienced strong performance across our owned hotels, opened more hotels in the U.S. than anyone in the industry, saw record results in our timeshare and fee businesses, and introduced a number of exciting product, service and marketing initiatives,” said Stephen F. Bollenbach, co-chairman and chief executive officer of Hilton Hotels Corporation.

“Demand for hotel rooms, particularly among business travelers, continued to accelerate in 2005.  Occupancy levels of 90 percent were the norm at some of our large hotels in New York and Hawaii, and the increase in business travel — coupled with little new full-service supply —  enabled us to once again significantly increase room rates.

“Unit growth continues to be strong across all of our brands.  We were pleased in 2005 to mark the opening of the 1,300th Hampton Inn and the 250th Hilton Garden Inn, while also seeing outstanding growth in our full-service Hilton and Doubletree brands.  Our development pipeline has never been bigger, which speaks to the appeal of our brands to hotel owners.”

Mr. Bollenbach continued: “Our decision to increase our investment in timeshare has paid off as our selective approach to development, along with high quality product, has generated strong returns, the best in the industry.

“In 2006, we look forward to a continuation of the strong business trends we experienced in 2005, along with the new worldwide growth opportunities presented by our acquisition of Hilton International.  We had an exciting and productive year in 2005, and anticipate a great future in 2006 and beyond for our customers, team members, owners and shareholders.”

#  #  #

Note:  This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning business strategies and their intended results, and similar statements concerning anticipated future events and expectations that are not historical facts.  The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions; supply and demand changes for hotel rooms; competitive conditions in the lodging industry, relationships with clients and property owners; the impact of government regulations; changes in foreign currency exchange rates; and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

HILTON HOTELS CORPORATION

Financial Highlights (Unaudited)

(in millions, except per share amounts)

	Three Months Ended			Twelve Months Ended
	December 31			December 31
	2004	2005	% Change	2004	2005	% Change
Revenue
Owned hotels	$542	$490	(10)%	$2,062	$2,049	(1)%
Leased hotels	26	24	(8)	111	111	—
Management and franchise fees	96	114	19	384	452	18
Timeshare and other income	117	149	27	463	606	31
	781	777	(1)	3,020	3,218	7
Other revenue from managed and franchised properties	273	306	12	1,126	1,219	8
	1,054	1,083	3	4,146	4,437	7
Expenses
Owned hotels	385	342	(11)	1,501	1,459	(3)
Leased hotels	25	22	(12)	101	99	(2)
Depreciation and amortization	83	71	(14)	330	299	(9)
Impairment loss and related costs	5	—	—	5	7	40
Other operating expenses	104	131	26	395	497	26
Corporate expense	22	28	27	85	103	21
	624	594	(5)	2,417	2,464	2
Other expenses from managed and franchised properties	271	305	13	1,120	1,212	8
	895	899	—	3,537	3,676	4

Operating income from unconsolidated affiliates	9	9	—	49	44	(10)

Operating income	168	193	15	658	805	22

Interest and dividend income	7	18	—	26	32	23
Interest expense	(65)	(63)	(3)	(274)	(259)	(5)
Net interest from unconsolidated affiliates and non-controlled interests	(6)	(7)	17	(26)	(26)	—
Net (loss) gain on asset dispositions and other	(3)	27	—	(5)	103	—
Loss from non-operating affiliates	(3)	(4)	33	(6)	(17)	—
Income before taxes and minority and non-controlled interests	98	164	67	373	638	71
Provision for income taxes	(31)	(58)	87	(127)	(166)	31
Minority and non-controlled interests, net	(2)	(1)	(50)	(8)	(12)	50
Net income	$65	$105	62%	$238	$460	93%

Net income per share (1)
Basic	$.17	$.28	65%	$.62	$1.20	94%
Diluted	$.16	$.26	63%	$.60	$1.13	88%

Average shares - basic	388	382	(2)%	384	383	—%
Average shares - diluted	422	415	(2)%	418	417	—%

(1)          EPS for the full year differs from the sum of quarterly EPS amounts due to the required method of computing EPS in the respective periods.

HILTON HOTELS CORPORATION

U.S. Owned Statistics (1)

	Three Months Ended				Twelve Months Ended
	December 31				December 31
	2004	2005	Change		2004	2005	Change
Hilton
Occupancy	72.5%	74.8%	2.3	pts	75.7%	77.9%	2.2	pts
Average Rate	$185.62	$204.68	10.3%		$169.45	$184.94	9.1%
RevPAR	$134.56	$153.13	13.8%		$128.32	$144.00	12.2%

All Other
Occupancy	65.8%	69.5%	3.7	pts	70.3%	73.2%	2.9	pts
Average Rate	$116.55	$120.58	3.5%		$120.33	$125.00	3.9%
RevPAR	$76.69	$83.85	9.3%		$84.58	$91.45	8.1%

Total
Occupancy	71.7%	74.2%	2.5	pts	75.1%	77.3%	2.2	pts
Average Rate	$178.26	$195.53	9.7%		$164.11	$178.35	8.7%
RevPAR	$127.83	$145.08	13.5%		$123.24	$137.90	11.9%

(1)          Statistics are for comparable hotels, and include only those hotels in the system as of December 31, 2005 and owned by us since January 1, 2004. Comparable hotels exclude the Company’s owned hotels in New Orleans.

HILTON HOTELS CORPORATION

System-wide Statistics (1)

	Three Months Ended				Twelve Months Ended
	December 31				December 31
	2004	2005	Change		2004	2005	Change
Hilton
Occupancy	65.2%	67.9%	2.7	pts	69.6%	71.7%	2.1	pts
Average Rate	$135.80	$146.85	8.1%		$129.38	$140.42	8.5%
RevPAR	$88.61	$99.72	12.5%		$90.06	$100.68	11.8%

Hilton Garden Inn
Occupancy	65.4%	66.3%	0.9	pts	69.1%	71.1%	2.0	pts
Average Rate	$98.17	$104.69	6.6%		$98.65	$104.74	6.2%
RevPAR	$64.23	$69.37	8.0%		$68.14	$74.47	9.3%

Doubletree
Occupancy	63.7%	65.5%	1.8	pts	68.2%	70.3%	2.1	pts
Average Rate	$104.06	$112.14	7.8%		$102.29	$109.60	7.1%
RevPAR	$66.28	$73.40	10.7%		$69.78	$77.01	10.4%

Embassy Suites
Occupancy	65.8%	68.1%	2.3	pts	70.6%	73.2%	2.6	pts
Average Rate	$122.84	$129.89	5.7%		$123.30	$129.98	5.4%
RevPAR	$80.84	$88.47	9.4%		$87.01	$95.09	9.3%

Homewood Suites by Hilton
Occupancy	69.9%	71.6%	1.7	pts	73.5%	75.6%	2.1	pts
Average Rate	$96.09	$100.87	5.0%		$96.51	$100.57	4.2%
RevPAR	$67.13	$72.19	7.5%		$70.93	$76.05	7.2%

Hampton
Occupancy	65.3%	66.7%	1.4	pts	68.7%	71.5%	2.8	pts
Average Rate	$81.07	$87.16	7.5%		$81.57	$86.98	6.6%
RevPAR	$52.97	$58.16	9.8%		$56.00	$62.22	11.1%

Other
Occupancy	68.9%	69.3%	0.4	pts	71.7%	71.5%	(0.2	)pts
Average Rate	$145.68	$155.25	6.6%		$133.03	$148.80	11.9%
RevPAR	$100.38	$107.55	7.1%		$95.33	$106.33	11.5%

(1)          Statistics are for comparable hotels, and include only those hotels in the system as of December 31, 2005 and owned, operated or franchised by us since January 1, 2004. Comparable hotels exclude the Company’s owned hotels in New Orleans.

HILTON HOTELS CORPORATION

Supplementary Statistical Information

	December				Change to
	2004 Number of		2005 Number of		December 2004 Number of
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Hilton
Owned	36	27,492	21	20,524	(15)	(6,968)
Leased	1	499	1	499	—	—
Joint Venture	10	4,177	11	4,625	1	448
Managed	24	13,822	27	15,923	3	2,101
Franchised	159	43,266	174	48,907	15	5,641
	230	89,256	234	90,478	4	1,222
Hilton Garden Inn
Owned	1	162	1	162	—	—
Joint Venture	1	128	1	128	—	—
Managed	6	796	7	886	1	90
Franchised	211	28,755	250	34,347	39	5,592
	219	29,841	259	35,523	40	5,682
Doubletree
Owned	4	1,702	3	1,349	(1)	(353)
Leased	6	2,144	5	1,746	(1)	(398)
Joint Venture	24	7,208	14	4,306	(10)	(2,902)
Managed	38	10,074	30	8,060	(8)	(2,014)
Franchised	82	19,794	108	26,707	26	6,913
	154	40,922	160	42,168	6	1,246
Embassy Suites
Owned	4	881	3	663	(1)	(218)
Joint Venture	27	7,279	25	6,586	(2)	(693)
Managed	54	14,134	56	14,832	2	698
Franchised	90	20,421	98	22,348	8	1,927
	175	42,715	182	44,429	7	1,714
Homewood Suites by Hilton
Owned	3	398	1	140	(2)	(258)
Managed	36	4,304	41	4,706	5	402
Franchised	104	11,352	122	13,287	18	1,935
	143	16,054	164	18,133	21	2,079
Hampton
Owned	1	133	1	133	—	—
Managed	35	4,462	34	4,453	(1)	(9)
Franchised	1,254	125,803	1,301	129,535	47	3,732
	1,290	130,398	1,336	134,121	46	3,723
Other
Owned	1	300	—	—	(1)	(300)
Joint Venture	3	1,394	3	1,395	—	1
Managed	13	3,788	15	4,255	2	467
Franchised	—	—	1	219	1	219
	17	5,482	19	5,869	2	387

Timeshare	31	3,740	34	3,948	3	208

Total
Owned	50	31,068	30	22,971	(20)	(8,097)
Leased	7	2,643	6	2,245	(1)	(398)
Joint Venture	65	20,186	54	17,040	(11)	(3,146)
Managed	206	51,380	210	53,115	4	1,735
Franchised	1,900	249,391	2,054	275,350	154	25,959
Timeshare	31	3,740	34	3,948	3	208
TOTAL PROPERTIES	2,259	358,408	2,388	374,669	129	16,261

HILTON HOTELS CORPORATION

Supplemental Financial Information (Unaudited)

Reconciliation of Adjusted EBITDA to EBITDA and Net Income

Historical Data

($ in millions)

	Three Months Ended December 31			Twelve Months Ended December 31
	2004	2005	% Change	2004	2005	% Change

Adjusted EBITDA	$267	$273	2%	$1,021	$1,140	12%
Proportionate share of depreciation and amortization of unconsolidated affiliates	(8)	(9)	13	(28)	(31)	11
Non-recurring items	(5)	—	—	(5)	(7)	40
Operating interest and dividend income	(5)	(2)	(60)	(8)	(8)	—
Operating income of non-controlled interests	2	2	—	8	10	25
Net (loss) gain on asset dispositions and other	(3)	27	—	(5)	103	—
Loss from non-operating affiliates	(3)	(4)	33	(6)	(17)	—
Minority and non-controlled interests, net	(2)	(1)	(50)	(8)	(12)	50
EBITDA	243	286	18	969	1,178	22
Depreciation and amortization	(83)	(71)	(14)	(330)	(299)	(9)
Interest expense, net	(64)	(52)	(19)	(274)	(253)	(8)
Provision for income taxes	(31)	(58)	87	(127)	(166)	31
Net income	$65	$105	62%	$238	$460	93%

HILTON HOTELS CORPORATION

Supplemental Financial Information (Unaudited)

Owned Hotel Revenue and Expenses

Adjusted for Asset Sales and New Orleans

($ in millions)

	Three Months Ended December 31			Twelve Months Ended December 31
	2004	2005	% Change	2004	2005	% Change

Revenue - owned hotels	$542	$490	(10)%	$2,062	$2,049	(1)%
Less sold hotels and New Orleans	(136)	(44)		(543)	(379)
Revenue - comparable owned hotels	$406	$446	10%	$1,519	$1,670	10%

Expenses - owned hotels	$385	$342	(11)%	$1,501	$1,459	(3)%
Less sold hotels and New Orleans	(97)	(36)		(392)	(269)
Expenses - comparable owned hotels	$288	$306	6%	$1,109	$1,190	7%

NON-GAAP FINANCIAL MEASURES

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures.  We believe that our presentation of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, are important supplemental measures of operating performance to investors.  The following discussion defines these terms and why we believe they are useful measures of our performance.

EBITDA and Adjusted EBITDA

Earnings before interest, taxes, depreciation and amortization (EBITDA) is a commonly used measure of performance in our industry which we believe, when considered with measures calculated in accordance with United States Generally Accepted Accounting Principles (GAAP), gives investors a more complete understanding of operating results before the impact of investing and financing transactions and income taxes and facilitates comparisons between us and our competitors.  Management has historically adjusted EBITDA when evaluating operating performance because we believe that the inclusion or exclusion of certain recurring and non— recurring items described below is necessary to provide the most accurate measure of our core operating results and as a means to evaluate period-to-period results.  We have chosen to provide this information to investors to enable them to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. We do not reflect such items when calculating EBITDA, however, we adjust for these items and refer to this measure as Adjusted EBITDA. We have historically reported this measure to our investors and believe that the continued inclusion of Adjusted EBITDA provides consistency in our financial reporting.  We use Adjusted EBITDA in this press release because we believe it is useful to investors in allowing greater transparency related to a significant measure used by management in its financial and operational decision-making. Adjusted EBITDA is among the more significant factors in management’s internal evaluation of total company and individual property performance and in the evaluation of incentive compensation related to property management.  Management also uses Adjusted EBITDA as a measure in determining the value of acquisitions and dispositions.  Adjusted EBITDA is also widely used by management in the annual budget process.  Externally, we believe these measures continue to be used by investors in their assessment of our operating performance and the valuation of our company.  Adjusted EBITDA reflects EBITDA adjusted for the following items:

Gains and Losses on Asset Dispositions and Non-Recurring Items

We exclude from Adjusted EBITDA the effect of gains and losses on asset dispositions and non-recurring items, such as asset write— downs and impairment losses. We believe the inclusion of these items is not consistent with reflecting the on-going performance of our assets. Management believes it is useful to exclude gains and losses on asset dispositions as these amounts are not reflective of our operating performance or the performance of our assets and the amount of such items can vary dramatically from period to period.  The timing and selection of an asset for disposition is subject to a number of variables that are generally unrelated to our on-going operations.

Proportionate Share of Depreciation and Amortization of Unconsolidated Affiliates

Our consolidated results include the equity earnings from our unconsolidated affiliates after the deduction of our proportionate share of depreciation and amortization expense from unconsolidated affiliates.  We exclude our proportionate share of depreciation and amortization expense from unconsolidated affiliates from Adjusted EBITDA to provide a more accurate measure of our proportionate share of core operating results before investing activities and to provide consistency with the performance measure we use for our consolidated properties.

Operating Interest and Dividend Income

Interest and dividend income from investments related to operating activities is included in our calculation of Adjusted EBITDA.  We consider this income, primarily interest on notes receivable issued to properties we manage or franchise and dividend income from investments related to the development of our core businesses, to be a part of our core operating results.

Non-Controlled Interest

We exclude from Adjusted EBITDA the operating income, net interest expense, tax provision and non-controlled interest reported on our income statement to the extent these amounts belong to other ownership interests.  These exclusions are shown in their respective lines on the Reconciliation of Adjusted EBITDA to EBITDA and Net Income.

Minority Interest, Net

We exclude the minority interest in the income or loss of our consolidated joint ventures because these amounts effectively include our minority partners’ proportionate share of depreciation, amortization, interest and taxes, which are excluded from EBITDA.

Limitations on the Use of Non-GAAP Measures

The use of EBITDA and Adjusted EBITDA has certain limitations.   Our presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited.  Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA.  Each of these items should also be considered in the overall evaluation of our results.  Additionally, EBITDA and Adjusted EBITDA do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity.  We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

EBITDA and Adjusted EBITDA are used in addition to and in conjunction with results presented in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered as an alternative to net income, operating income, or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures.  EBITDA and Adjusted EBITDA reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.